CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated November 21, 2014 on the financial statements and financial highlights of Steinberg Select Fund, a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the September 30, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 22, 2014